EXHIBIT 99.E.

INDEPENDENT AUDITORS' CONSENT

To the Board of Directors of MML Bay State Life Insurance Company

We consent to the use in this Post-Effective Amendment No. 14 to Registration Statement No. 033-19605 on Form S-6 of our report dated February 15, 2002 for the Variable Life Plus (VLP) segment of the MML Bay State Variable Life Separate Account I, and of our report dated March 1, 2002, on MML Bay State Life Insurance Company (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the use of statutory accounting practices and the change of certain statutory accounting practices as a result of the State of Connecticut Insurance Department's adoption of the National Association of Insurance Commissioners' Accounting Practices and Procedures Manual effective January 1, 2001), which practices differ from accounting principles generally accepted in the United States of America appearing in the prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such prospectus.

DELOITTE & TOUCHE LLP
Hartford, Connecticut
April 25, 2002